Filed Pursuant to Rule 424(b)(4)
Registration No. 333-199158

Prospectus Supplement

(To Prospectus dated November 12, 2014)

4,033,198 Shares

Premier, Inc.

Class A Common Stock

The shares of Class A common stock in the offering are being sold by the selling stockholders identified in this prospectus supplement. See “Selling Stockholders.” We will not receive any proceeds from the sale of shares offered by the selling stockholders.

Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “PINC.” The last reported sale price of our Class A common stock on November 10, 2015 was $35.73 per share.

Investing in our Class A common stock involves risks. You should carefully read and consider the “Risk Factors” section included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and the “Risk Factors” section on page S-7 of this prospectus supplement before investing in our Class A common stock.

	Per Share	Total
Public offering price	$34.50	$139,145,331
Underwriting discounts and commissions(1)	$1.38	$5,565,813
Proceeds to selling stockholders, before expenses	$33.12	$133,579,518

(1)	See “Underwriting” for a description of compensation payable in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about November 16, 2015.

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Prospectus dated November 10, 2015.

Prospectus Supplement

None of we, the selling stockholders or the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or the selling stockholders or to which we have referred you. None of we, the selling stockholders or the underwriters take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference herein or therein is current only as of its date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the accompanying prospectus, which describe more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. In addition, any statement in a filing we make with the Securities and Exchange Commission, or the SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

All references in this prospectus supplement to “Premier,” “our company,” “we,” “us,” and “our” refer to Premier, Inc., a Delaware corporation, and its consolidated subsidiaries, including Premier Healthcare Alliance, L.P., a California limited partnership, which we refer to in this prospectus supplement as Premier LP. When we refer to the “Class A common stock” we refer to shares of our Class A common stock, par value $0.01 per share. Unless otherwise indicated, references to “fiscal year” refer to the fiscal year of Premier, which ends on June 30.

This prospectus supplement and the accompanying prospectus dated November 12, 2014 are part of the Registration Statement (Registration No. 333-199158) that we filed with the SEC on October 3, 2014, as amended on November 12, 2014, using a “shelf” registration process. This prospectus supplement relates to the offering of shares of our Class A common stock by the selling stockholders.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus supplement and the accompanying prospectus that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to our beliefs and expectations regarding future events and trends affecting our business and are necessarily subject to uncertainties, many of which are outside our control. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•	competition which could limit our ability to maintain or expand market share within our industry;

•	consolidation in the healthcare industry;

•	potential delays in generating or an inability to generate revenues if the sales cycle takes longer than expected;

•	the terminability of member participation in our group purchasing organization (“GPO”) programs with limited or no notice;

•	the impact of our business strategy that involves reducing the prices for products and services in our supply chain services segment;

•	the rate at which the markets for our non-GPO services and products develop;

•	the dependency of our members on payments from third-party payers;

•	our reliance on administrative fees which we receive from GPO suppliers;

•	our ability to maintain third-party provider and strategic alliances or enter into new alliances;

•	our ability to offer new and innovative products and services;

•	the portion of revenues we receive from our largest members;

•	risks and expenses related to future acquisition opportunities and integration of acquisitions;

•	financial and operational risks associated with investments in, or partnerships or joint ventures with, other businesses, particularly those that we do not control;

•	potential litigation;

•	our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users;

•	data loss or corruption due to failures or errors in our systems and service disruptions at our data centers, breaches or failures of our security measures;

•	the financial and reputational consequences of cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties;

•	our ability to use, disclose, de-identify or license data and to integrate third-party technologies;

•	our reliance on partners and other third parties;

•	our use of “open source” software;

•	changes in industry pricing benchmarks;

•	any increase in the safety risk profiles of prescription drugs or the withdrawal of prescription drugs from the market;

•	our ability to maintain and expand our existing base of drugs in our specialty pharmacy;

•	our dependency on contract manufacturing facilities located in various parts of the world;

•	our ability to attract, hire, integrate and retain key personnel;

•	adequate protection of our intellectual property;

•	any alleged infringement, misappropriation or violation of third-party proprietary rights;

•	potential sales and use tax liability in certain jurisdictions;

•	our future indebtedness and our ability to obtain additional financing;

•	fluctuation of our cash flows, quarterly revenues and results of operations;

•	changes in the political, economic or regulatory healthcare environment;

•	our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims;

•	interpretation and enforcement of current or future antitrust laws and regulations;

•	potential healthcare reform and new regulatory requirements placed on our software, services and content;

•	compliance with federal and state privacy, security and breach notification laws;

•	product safety concerns and regulation;

•	our holding company structure and dependence on distributions from Premier LP;

•	different interests among our member owners, or between us and our member owners;

•	our ability to effectively deploy the net proceeds from future issuances of our equity or debt securities;

•	the ability of our member owners to exercise significant control over us, including through the election of all of our directors;

•	exemption from certain corporate governance requirements due to our status as a “controlled company” within the meaning of the NASDAQ Global Select Market rules;

•	the terms of agreements between us and our member owners;

•	payments made under the tax receivable agreements to Premier LP’s limited partners;

•	our ability to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners;

•	changes to Premier LP’s allocation methods that may increase a tax-exempt limited partner’s risk that some allocated income is unrelated business taxable income;

•	the dilutive effect of Premier LP’s issuance of additional units or future issuances by us of common stock and/or preferred stock;

•	provisions in our certificate of incorporation and bylaws and the Amended and Restated Limited Partnership Agreement of Premier LP, as amended (the “LP Agreement”) and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of us;

•	the requirements of being a public company and our inexperience and limited operating history as a publicly-traded company;

•	failure to establish and maintain an effective system of internal controls;

•	our relatively smaller public float in comparison to other public companies;

•	any downgrade in securities or industry analysts’ recommendations about our business or Class A common stock;

•	the potential volatility of our Class A common stock price;

•	the number of shares of Class A common stock that will be eligible for sale or exchange in the near future and the dilutive effect of such issuances;

•	our intention not to pay cash dividends on our Class A common stock;

•	possible future issuances of debt securities; and

•	such other factors described in more detail in (1) the “Risk Factors” section of this prospectus supplement and (2) “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2015, as updated by our subsequent filings with the SEC.

More information on potential factors that could affect our financial results is provided in this prospectus supplement and is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or similarly captioned sections of our periodic and current filings with the SEC, which are available on our website at http://investors.premierinc.com/. Information on our website is not incorporated into this prospectus supplement, and should not be relied upon in determining whether to make an investment in the Class A common stock. You should not place undue reliance on any of our forward-looking statements which speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

THE COMPANY

The following discussion highlights certain information about our company. It does not contain all of the information that may be important to you and to your investment decision and is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, before deciding whether to invest in the securities offered hereby.

General

We are a leading healthcare improvement company, uniting an alliance of approximately 3,600 U.S. hospitals and 120,000 other providers to transform healthcare. We unite hospitals, health systems, physicians and other healthcare providers with the common goal of improving and innovating in the clinical, financial and operational areas of their business to meet the demands of a rapidly evolving healthcare industry. We deliver value through a comprehensive technology-enabled platform that offers critical supply chain services, clinical, financial, operational and population health SaaS (software-as-a-service) informatics products, advisory services and performance improvement collaborative programs. We own substantially all of our assets and conduct substantially all of our business through Premier LP, our operating partnership. As of September 30, 2015, through our wholly-owned subsidiary, Premier Services, LLC, or Premier GP, we held an approximately 26% controlling general partner interest in Premier LP and our member owners held an approximately 74% limited partner interest in Premier LP.

As of September 30, 2015, we were controlled by 176 U.S. hospitals, health systems and other healthcare organizations, which represent approximately 1,300 owned, leased and managed acute care facilities and other non-acute care organizations, through the holdings of Class B common stock, which they received upon the consummation of our reorganization and initial public offering, or IPO, on October 1, 2013. As of September 30, 2015, Class B common stock and Class A common stock represented approximately 74% and 26%, respectively, of our outstanding common stock. As of September 30, 2015, all of our Class A common stock was held by public investors, which may include member owners that have received shares of our Class A common stock in connection with previous quarterly exchanges pursuant to the Exchange Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013, by and among us, Premier LP and its limited partners, or the “Exchange Agreement”. For additional information regarding the Exchange Agreement, see “Certain Contractual Arrangements with Selling Stockholders—Exchange Agreement” in the accompanying prospectus.

As a member-controlled healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this partnership-driven business model creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

Our Business Segments

Our business model and solutions are designed to provide our members access to scale efficiencies, spread the cost of their development, provide actionable intelligence derived from anonymized data in our data warehouse provided by our members, mitigate the risk of innovation and disseminate best practices that will help our member organizations succeed in their transformation to higher quality and more cost-effective healthcare. We deliver our integrated platform of solutions that address the areas of total cost management, quality and safety improvement and population health management through two business segments: supply chain services and performance services. Our supply chain services segment includes one of the largest healthcare GPOs in the United States, serving acute and alternate sites, a specialty pharmacy and our direct sourcing activities. Our performance services segment includes one of the largest informatics and advisory services businesses in the United States focused on healthcare providers, as well as our SaaS informatics products, which utilize our comprehensive data set to provide actionable intelligence to our members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety and population health management. This segment also includes our technology-enabled performance improvement collaboratives.

Recent Developments

Exchange of Premier LP Class B Common Units for Shares of Our Class A Common Stock. On November 2, 2015, pursuant to the Exchange Agreement, limited partners of Premier LP exchanged 5,830,458 Class B common units for a like number of newly issued shares of our Class A common stock. In addition, 5,830,458 shares of our Class B common stock were retired and are no longer outstanding. Upon completion of the exchange on November 2, 2015, through Premier GP, we held an approximately 30% controlling general partner interest in Premier LP and our member owners held an approximately 70% limited partner interest in Premier LP. Similarly, on November 2, 2015, Class B common stock and Class A common stock represented approximately 70% and 30%, respectively, of our outstanding common stock. For additional information regarding the Exchange Agreement, see “Certain Contractual Arrangements with Selling Stockholders—Exchange Agreement” in the accompanying prospectus.

2015 Annual Meeting. Our 2015 Annual Meeting of Stockholders, or the Annual Meeting, will be held on December 4, 2015. The record date entitling holders of our Class A common stock to vote at the Annual Meeting was October 5, 2015. Accordingly, purchasers of Class A common stock in this offering will not be entitled to vote such shares at the Annual Meeting.

Additional Information

We were incorporated on May 14, 2013 under the laws of the State of Delaware. Our principal executive offices are located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, and our telephone number is (704) 357-0222. Our website is www.premierinc.com. Information on our website is not incorporated into this prospectus supplement, however, and should not be relied upon in determining whether to make an investment in the Class A common stock.

THE OFFERING

The following discussion of the offering contains basic information about the offering and the Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Class A common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Class A common stock offered hereby	4,033,198 shares

Class A common stock outstanding immediately after this offering(1)	43,600,976 shares

Class B common stock outstanding after this offering	100,150,698 shares of Class B common stock, par value $0.000001 per share. The number of shares of Class B common stock equals the number of Class B common units of Premier LP held by the limited partners of Premier LP. See “Certain Contractual Arrangements with Selling Stockholders” in the accompanying prospectus.

Use of proceeds	The principal purpose of this offering is to facilitate an orderly distribution of shares for the selling stockholders. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

Risk factors	An investment in our Class A common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

NASDAQ Global Select Market symbol	“PINC”

(1)	The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares outstanding at November 6, 2015, and excludes: (i) 100,150,698 shares of Class A common stock that may be issued upon future exchanges of Class B common units of Premier LP by limited partners of Premier LP, (ii) 3,416,674 shares of Class A common stock subject to outstanding options, (iii) 946,092 shares of Class A common stock subject to outstanding restricted stock units, (iv) 1,197,689 shares of Class A common stock subject to outstanding performance shares and (v) an aggregate of 5,294,787 shares of Class A common stock that are available for future awards under our equity incentive plan.

RISK FACTORS

Investing in our securities involves risks. Before investing in our Class A common stock offered pursuant to this prospectus supplement and the accompanying prospectus, you should consider carefully the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended June 30, 2015, as well as the risks, uncertainties and additional information set forth from time to time in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents that we file with the SEC after the date of this prospectus supplement and which are deemed incorporated by reference in this prospectus supplement. The risks and uncertainties we discuss in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement are those that we currently believe may materially affect our company and your investment in our Class A common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects and could result in a loss of all or part of your investment in the offered securities. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

The principal purpose of this offering is to facilitate an orderly distribution of shares for the selling stockholders. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

MATTERS REGARDING OUR CLASS A COMMON STOCK

Market Price of Class A Common Stock

Our Class A common stock has been publicly traded on the NASDAQ Global Select Market under the ticker symbol “PINC” since September 26, 2013. Prior to that date, there was no public trading market for our Class A common stock. The following table sets forth, for the periods indicated, the high and low prices of our Class A common stock on the NASDAQ Global Select Market.

	Price Range of Common Stock
	High	Low
Fiscal Year ended June 30, 2016
Second Quarter (through November 10, 2015)	$37.24	$33.27
First Quarter	$39.11	$32.62
Fiscal Year ended June 30, 2015
Fourth Quarter	$39.81	$36.04
Third Quarter	$39.20	$31.36
Second Quarter	$35.27	$29.29
First Quarter	$32.98	$27.95
Fiscal Year ended June 30, 2014
Fourth Quarter	$35.00	$26.52
Third Quarter	$38.87	$32.04
Second Quarter (from September 26, 2013)	$38.51	$29.30

On November 10, 2015, the last reported sale price of our Class A common stock on the NASDAQ Global Select Market was $35.73 per share. As of November 6, 2015, we had 51 holders of record of our Class A common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of November 6, 2015, there were 43,600,976 shares of our Class A common stock outstanding. See “Description of Capital Stock—Common Stock” in the accompanying prospectus for a summary description of our Class A and Class B common stock.

Dividend Policy

We have not paid any dividends since our IPO. We currently intend to continue to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not anticipate declaring or paying any cash dividends on our Class A common stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, earnings, general business conditions, restrictions imposed by our current and any future financing arrangements, legal restrictions on the payment of dividends and other factors our board of directors deems relevant. Our current credit facilities include restrictions on our ability to pay dividends.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is Wells Fargo Bank, National Association.

SELLING STOCKHOLDERS

This prospectus supplement relates to the resale of 4,033,198 shares of our Class A common stock by the selling stockholders named below. The following table sets forth information with respect to the current beneficial ownership of the selling stockholders with respect to shares of our Class A common stock, the number of shares of our Class A common stock being offered hereby by each selling stockholder and information with respect to shares of Class A common stock to be beneficially owned by each selling stockholder after completion of this offering. The percentages in the following table reflect the shares of Class A common stock beneficially owned by the selling stockholders after this offering as a percentage of the total number of shares of our Class A common stock issued and outstanding as of November 6, 2015. As of November 6, 2015, there were 43,600,976 shares of our Class A common stock issued and outstanding.

The amounts and percentages of shares of Class A common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Each selling stockholder listed below has sole voting and investment power with respect to the indicated shares of our Class A common stock. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Albert Einstein Healthcare Network	71,315	71,315	—	*
AvMed, Inc.	36,835	36,835	—	*
BayCare Health System, Inc.	87,697	87,697	—	*
Cumberland Medical Center	8,249	8,249	—	*
Daughters of Charity Health System(1)	70,858	70,858	—	*
Doctors Community Hospital	19,815	19,815	—	*
GNYHA Purchasing Alliance, LLC	1,960,685	1,960,685	—	*
HealthComp, Inc.	269,280	200,000	69,280	*
Heartland Regional Medical Center d/b/a Heartland Health	53,281	53,281	—	*
Henderson County Hospital Corporation d/b/a Margaret R. Pardee Memorial Hospital	15,376	15,376	—	*
Henry Ford Health System	159,632	159,632	—	*
Herbert J. Thomas Memorial Hospital Association	24,867	24,867	—	*
Lenoir Health Services, Inc.	11,180	11,180	—	*
Mission Health System, Inc.	84,193	84,193	—	*
Mississippi Baptist Health Systems, Inc.	60,759	60,759	—	*
Self Memorial Regional Health Services, Inc	48,572	48,572	—	*

Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Southcoast Health System	17,021	17,021	—	*
St. Francis Hospital, Inc	24,865	24,865	—	*
The Healthcare Insurance Corporation(1)	620,720	620,720	—	*
TJUH System	122,501	122,501	—	*
Winter Haven Hospital, Inc.	18,011	18,011	—	*
Yankee Alliance, Inc.	30,082	30,082	—	*
Yankee Alliance, LLC	159,623	159,623	—	*
Yankee Alliance Supply Chain Solutions, LLC	127,061	127,061	—	*
Total	4,102,478	4,033,198	69,280	*

*	Represents less than 1.0%.
(1)	An executive officer of the selling stockholder or one of its affiliates currently serves as member of our Board of Directors.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a general summary of certain U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our Class A common stock, and applies if you (1) purchase our Class A common stock in this offering, (2) will hold the Class A common stock as a capital asset for tax purposes and (3) are a “non-U.S. Holder.” You are a non-U.S. Holder if you are a beneficial owner of shares of our Class A common stock other than:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our Class A common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former citizen or long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or the U.S. Medicare contribution tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN or W-8BEN-E, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our Class A common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution to the extent not constituting a dividend will be treated first as reducing your basis in your shares of our Class A common stock and, to the extent it exceeds your basis, as capital gain (which will be taxed as described under “Sale or Other Disposition of Our Class A Common Stock” below).

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected earnings and profits may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or Other Disposition of Our Class A Common Stock

Subject to the discussions below of backup withholding and FATCA legislation, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become) at any time within the shorter of the five-year period ending on the date of disposition or your holding period for our Class A common stock and, provided that our Class A common stock is regularly traded on an established securities market, you hold or have held, directly or indirectly, more than 5% of our Class A common stock at any time during the applicable period.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax (described above) also may apply to your effectively connected earnings and profits. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to each non-U.S. Holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty, exchange of information treaty or other agreement.

Under certain circumstances, the United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our Class A common stock if you provide proper certification of your status as a non-U.S. Holder or you are a corporation or one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of Class A common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our Class A common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Legislation Affecting Taxation of Class A Common Stock Held By or Through Foreign Entities

In addition to the withholding described above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act (“FATCA”), generally imposes a withholding tax of 30% on dividends paid with respect to our Class A common stock and on the gross proceeds of a sale or other disposition of our Class A common stock, if the payments are made to a foreign entity, unless certain diligence, reporting, withholding and certification obligations and requirements are met. The implementation of withholding under FATCA with respect to payments of gross proceeds has been delayed to apply only to proceeds from sales or other dispositions occurring after December 31, 2018.

The withholding under FATCA may be avoided if (i) the foreign entity is a “foreign financial institution” (as defined in the Code) and such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) the foreign entity is not a “foreign financial institution” and makes a certification identifying its substantial U.S. owners (as defined in the Code) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. Holder of our Class A common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. Holders should consult their own tax advisors regarding the implications of this legislation on their investment in our Class A common stock.

U.S. Federal Estate Tax

Class A common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

UNDERWRITING

The selling stockholders are offering the shares of Class A common stock described in this prospectus supplement through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters and the selling stockholders. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,344,399
J.P. Morgan Securities LLC	1,344,399
Wells Fargo Securities, LLC	1,344,400

Total	4,033,198

The underwriters are committed to purchase all the shares of Class A common stock offered by the selling stockholders if they purchase any such shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.828 per share under the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the selling stockholders per share of Class A common stock. The underwriting fee is $1.38 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders.

	Per Share	Total
Paid by the selling stockholders	$1.38	$5,565,813

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $250,000.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

No Sales of Similar Securities

The selling stockholders have agreed that they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our Class A common stock or any securities convertible into or exchangeable or exercisable for shares of Class A common stock, whether now owned or hereafter acquired by such selling stockholder or with respect to which the selling stockholder has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Class A common stock or any such other securities, whether any such swap or transaction is to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, without the prior written consent of the representatives of the underwriters for a period of 60 days after the date of this prospectus supplement, in each case other than the shares of our Class A common stock to be sold by the selling stockholder in connection herewith.

In addition, we have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exercisable or exchangeable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or any such other securities (regardless of whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 60 days after the date of this prospectus supplement, other than (A) the shares of Class A common stock to be sold in this offering, (B) stock options, restricted stock, restricted stock units, performance share awards or other equity-based awards granted pursuant to (I) our stock-based compensation plans or those of any of our subsidiaries, which we refer to as Company Stock Plans, or certain other equity incentive plans, or (II) an equity-based inducement award in connection with the appointment or employment of any of our directors or officers or those of any of our subsidiaries, which we refer to as an Inducement Award, provided that such awards granted pursuant to (B)(I) and (B)(II) cannot vest during the 60-day period referred to above, (C) any shares of our Class A common stock issued upon the exercise of options or the vesting of restricted stock or restricted stock units, in each case that are outstanding on the closing date of this offering, (D) any shares of Class A common Stock issued pursuant to our existing Employee Stock Purchase Plan, (E) the filing by us of any registration statement on Form S-8 with the SEC relating to the offering of shares of Class A common stock pursuant to (I) Company Stock Plans or certain other equity incentive plans, or (II) an Inducement Award, (F) the distribution of any materials pursuant to, required by, or in connection with our obligations under the Exchange Agreement or the Registration Rights Agreement and (G) the entry into an agreement providing for, (I) the issuance by us of shares of Class A common stock, restricted stock units, or securities convertible into or exercisable or exchangeable for Class A common stock pursuant to an applicable exemption from registration under the Securities Act or (II) the filing by us of any registration statement on Form S-4 with the SEC in connection with, the issuance by us of shares of Class A common stock, or securities convertible into or exercisable or exchangeable for Class A common stock, in each case of (G)(I) or (G)(II), in connection with any (1) mergers or other business combinations, (2) acquisition of securities, businesses, properties or other assets of another person or entity, (3) debt financings or (4) strategic investments (including joint ventures or partnerships) and, in each case, the issuance of such shares or securities pursuant to any such agreement; provided, that each recipient of such shares of Class A common stock or securities convertible into or exercisable or exchangeable for Class A common stock pursuant to (G) or an Inducement Award shall execute a “lock-up” agreement substantially in the form provided for in the underwriting agreement and we must enter stop transfer instructions consistent with the terms of such “lock-up” agreement with our transfer agent and registrar on such shares or securities, which we have agreed we will not waive or amend without the prior written consent of the representatives.

Our directors and officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 60 days after the date of this prospectus supplement, will not, without the prior written consent of the representatives of the underwriters (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock (including, without limitation, Class A common stock, Class B common units of Premier LP or such other securities which may be deemed to be beneficially owned by such directors and officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or any security convertible into or exercisable or exchangeable for our Class A common stock, in each case other than, (A) transfers of shares of Class A common stock or such other securities as a bona fide gift or gifts, (B) transfers or dispositions of shares of Class A common stock or such other securities to a charitable entity or to immediate family or to any trust formed for the direct or indirect benefit of such individual or the immediate family of such individual in a transaction not involving a disposition for value, (C) transfers or dispositions of shares of Class A common stock or such other securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such individual, and (D) transfers or distributions of Class A common stock made by such individual, if such individual is a corporation, partnership, limited liability company or other business entity, to (i) any entity that is controlled by, controls or is under common control with such entity, (ii) the general or limited partners, members, stockholders or wholly-owned subsidiaries of such entity, or (iii) if such entity is a trust, to the trustee or beneficiary of the trust; provided that in the case of any transfer, disposition or distribution pursuant to (A), (B), (C) or (D) above, each transferee, donee or distributee shall execute and deliver to the representatives of the underwriters a “lock-up” agreement in the form provided for in the underwriting agreement; and provided, further, that in the case of any transfer, disposition or distribution pursuant to (A), (B), (C) or (D) above, no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or other public announcement can be required or can be made voluntarily in connection with such transfer, disposition or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above). Furthermore, notwithstanding the above restrictions, our directors or executive officers may, without the prior written consent of the representatives on behalf of the underwriters, (1) transfer Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock to us pursuant to any contractual arrangement in effect on the date of the “lock-up” agreement that provides for the repurchase of Class A common stock or such other securities by us or in connection with the termination of employment with us, (2) transfer shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (3) (A) dispose of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to and in accordance with a written plan pursuant to Rule 10b5-1 under the Exchange Act in effect on the date of the “lock-up” agreement and disclosed to the representatives, which we refer to as an Existing 10b5-1 Plan, or (B) establish a written trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of Class A common stock, provided that such plan does not provide for any transfers of Class A common stock during the 60-day period referred to above, (4) transfer or dispose of shares of Class A common stock acquired in open market transactions following the completion of this offering, and (5) transfer shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock to us upon a vesting event of our securities or upon the exercise of options to purchase our securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations in connection with such vesting or exercise; provided that in the case of (2), (3)(B) and (4) above, no filing by any party under the Exchange Act, or other public announcement can be required or can be made voluntarily in connection with such transfer or, in the case of (3)(B), the establishment of such written trading plan (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above); and provided, further, that in the case of any disposal pursuant to clause (3)(A), if the director or officer is required to file a report under the Exchange Act, the director or officer shall include a statement in such report to the effect that such disposal is pursuant to an Existing 10b5-1 Plan.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making “naked” short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by such short sales. A naked short position may be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Certain Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, JPMorgan Chase Bank, N.A., Bank of America, N.A., and Wells Fargo Bank, National Association, affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, respectively, are lenders under our unsecured credit facility. Under such facility, JPMorgan Chase Bank, N.A., serves as co-documentation agent, Bank of America, N.A. serves as syndication agent and Wells Fargo Bank, National Association, serves as administrative agent and is a letter of credit issuer. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC each served as a joint lead arranger and joint book manager for such facility. In addition, Wells Fargo Bank, National Association, serves as the transfer agent and registrar for shares of our Class A common stock, and will serve as the custodian of the Class A common stock to be sold by the selling stockholders in this offering. Wells Fargo Delaware Trust Company, N.A., an affiliate of Wells Fargo Securities, LLC, is also acting as the trustee of the voting trust formed by a voting trust agreement among the holders of our Class B common stock.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom or (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, no offer of Class A common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A common stock referred to in (a) to (c) above shall result in a requirement for Premier or any representative of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of Class A common stock is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any Class A common stock will be deemed to have represented, warranted, acknowledged and agreed to and with each representative of the underwriters and Premier that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any Class A common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the Class A common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

Premier, the representatives of the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of Class A common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Class A common stock. Accordingly any person making or intending to make an offer in that Member State of Class A common stock which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Premier or any of the representatives of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Premier nor the representatives of the underwriters have authorized, nor do they authorize, the making of any offer of Class A common stock in circumstances in which an obligation arises for Premier or the representatives of the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of Class A common stock to the public” in relation to any Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares described herein may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of our Class A common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of our Class A common stock in Switzerland.

Notice to Prospective Investors in Ireland

This prospectus supplement and any other material in relation to the shares described herein is only being distributed in Ireland:

•	in circumstances which do not require the publication of a prospectus pursuant to Article 3(2) of Directive 2003/71/EC as amended by Directive 2010/73/EC;

•	in compliance with the provisions of the Irish Companies Acts 1963-2009; and

•	in compliance with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007) (as amended), and in accordance with any codes or rules of conduct and any conditions or requirements, or any other enactment, imposed or approved by the Central Bank of Ireland with respect to anything done by them in relation to the shares.

Notice to Prospective Investors in Australia

This document has not been lodged with the Australian Securities & Investments Commission and does not constitute an offer except to the following categories of exempt persons:

•	“sophisticated investors” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (“Corporations Act”);

•	“sophisticated investors” under section 708(8)(c) or (d) of the Corporations Act who have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before any offer has been made; and

•	“professional investors” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

By purchasing shares of our Class A common stock, you warrant and agree that:

•	you are an exempt investor under one of the above categories; and

•	you will not offer any shares of our Class A common stock issued or sold to you pursuant to this document for sale in Australia within 12 months of those shares being issued or sold unless any such sale offer is exempt from the requirement to issue a disclosure document under sections 708 or 708A of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in France

Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement or the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers , does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filing number is 001-36092. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of our SEC filings by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call l-800-SEC-0330 for further information on the operations at the public reference room. Unless specifically indicated, the information located on, or accessible from, the SEC’s website is not, and should not be deemed to be, part of this prospectus supplement, the accompanying prospectus or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement of which the accompanying prospectus forms a part, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus supplement, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, DC upon payment of any fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents or portions thereof listed below have been filed by us under the Exchange Act with the SEC and are incorporated by reference in this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended June 30, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2015 from our Definitive Proxy Statement on Schedule 14A dated October 21, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015;

•	our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on July 29, July 31, August 4 (solely with respect to Item 1.01 and Exhibit 2.1 of Item 9.01 thereof), August 12, August 21, October 1, November 2, and November 5, 2015; and

•	the description of our Class A common stock in our registration statement on Form 8-A filed with the SEC on September 25, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of any securities covered by this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement and any previously filed documents. This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus supplement. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus supplement.

Copies of all documents which are incorporated by reference in this prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus supplement, to whom this prospectus supplement is delivered, upon written or oral request. Requests should be directed to our Corporate Secretary, 13034 Ballantyne Corporate Place, Charlotte, NC 28277 , telephone number: (704) 357-0022. You also may obtain copies of these filings, at no cost, by accessing our website at www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus supplement, the accompanying prospectus or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus supplement and certain legal matters in connection with this offering will be passed upon for us by McDermott Will & Emery LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Premier, Inc. appearing in Premier, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2015 (including the schedule appearing therein) and the effectiveness of Premier’s internal control over financial reporting as of June 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of Premier’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CECity.com, Inc., as of December 31, 2014 and for the year then ended appearing in our Current Report on Form 8-K/A filed on November 5, 2015, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

111,866,539 Shares

CLASS A COMMON STOCK

This prospectus relates to the possible resale from time to time by the selling stockholders named in this prospectus of up to 111,866,539 shares of our Class A common stock that may be issued in exchange for Class B common units of limited partnership, or Class B common units, in Premier Healthcare Alliance, L.P., or Premier LP., together with an equal number of shares of our Class B common stock, pursuant to certain contractual rights of the limited partners of Premier LP. Our wholly-owned subsidiary, Premier Services, LLC, is the general partner of Premier LP.

We are registering the shares of our Class A common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our Class A common stock covered by this prospectus does not necessarily mean that any of the holders of Class B common units will request that Premier LP exchange their Class B common units, that upon any such exchange we will elect, in the sole and absolute discretion of the audit and compliance committee of our board of directors, to exchange some or all of the Class B common units tendered for exchange for Class A common stock, or that any shares of our Class A common stock received in exchange for Class B common units will be sold by the selling stockholders. The Class B common units (and corresponding shares of our Class B common stock) that may be exchanged by the selling stockholders were issued as part of our reorganization that was effected on October 1, 2013, in connection with our initial public offering. Commencing on October 31, 2014, and during each year thereafter for a period of seven years, holders of Class B common units will generally have the cumulative right to exchange up to one-seventh of their initial allocation of Class B common units (as well as any additional Class B common units purchased by such holders pursuant to their right of first refusal) for shares of our Class A common stock. This exchange right can be exercised on a quarterly basis.

We are not selling any of our Class A common stock pursuant to this prospectus and we will not receive any proceeds from the resale of shares of Class A common stock from time to time by such holders, but we have agreed to pay certain registration expenses. Selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers. See “Selling Stockholders” and “Plan of Distribution.”

Our Class A common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “PINC.” On November 11, 2014, the last reported sales price of our common stock on NASDAQ was $31.25 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and on page 2 of this prospectus before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2014

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. Under this shelf registration statement, selling stockholders may offer and sell the shares of our Class A common stock covered by this prospectus in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered hereby, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In connection with offerings by selling stockholders, we may file one or more prospectus supplements that would contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We and the selling shareholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any such person. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed materially since any of those dates. To the extent there is a conflict or inconsistency between the information contained in this prospectus and any

(i)

prospectus supplement we may authorize to be delivered to you, you should rely on the information in the prospectus supplement, except that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any applicable prospectus supplements we may authorize to be delivered to you, includes all material information relating to this offering.

(ii)

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “Premier,” “our company,” “we,” “us,” and “our” refer to Premier, Inc., a Delaware corporation, and its consolidated subsidiaries, including Premier Healthcare Alliance, L.P., a California limited partnership, which we refer to in this prospectus as Premier LP.

Company Overview

We are a leading healthcare improvement company, uniting an alliance of approximately 3,400 U.S. hospitals and 110,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, we enable better care and outcomes at a lower cost. We believe that we play a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients. We deliver value through a comprehensive technology-enabled platform that offers critical supply chain services, clinical, financial, operational and population health software-as-a-service (SaaS) informatics products, advisory services and performance improvement collaborative programs.

As of September 30, 2014, we were controlled by 177 U.S. hospitals, health systems and other healthcare organizations, which we refer to as our member owners, that represent approximately 1,300 owned, leased and managed acute care facilities and other non-acute care organizations. Our current membership base includes many of the country’s most progressive and forward-thinking healthcare organizations and we continually seek to add new members that are at the forefront of innovation in the healthcare industry. Our Class A common stock is generally held by the public and our Class B common stock is held by the limited partners of Premier LP (also referred to as our member owners).

As a member-controlled healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this partnership-driven business model creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

Corporate Structure and Information

We were incorporated on May 14, 2013 under the laws of the State of Delaware. We own substantially all of our assets and conduct substantially all of our business through Premier LP, our operating partnership. As of September 30, 2014, through our wholly-owned subsidiary, Premier Services, LLC, or Premier GP, we held an approximately 22% controlling general partner interest in Premier LP and our member owners held an approximately 78% limited partner interest in Premier LP.

Our principal executive offices are located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, and our telephone number is (704) 357-0222. Our website is www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

RISK FACTORS

Investing in our securities involves risks. Before investing in our Class A common stock offered pursuant to this prospectus you should consider carefully the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended June 30, 2014 filed with the SEC, as well as the risks, uncertainties and additional information (i) discussed below, (ii) set forth from time to time in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (iii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company and your investment in our Class A common stock. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to our beliefs and expectations regarding future events and trends affecting our business and are necessarily subject to uncertainties, many of which are outside our control. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: competition which could limit our ability to maintain or expand market share within our industry, consolidation in the healthcare industry, potential delays in generating or an inability to generate revenues if the sales cycle takes longer than expected, the terminability of member participation in our group purchasing organization, or GPO, programs with limited or no notice, the impact of our business strategy that involves reducing the prices for products and services in our supply chain services segment, the rate at which the markets for our non-GPO services and products develop, the dependency of our members on payments from third-party payers, our reliance on administrative fees which we receive from GPO suppliers, our ability to maintain third-party provider and strategic alliances or enter into new alliances, our ability to offer new and innovative products and services, the portion of revenues we receive from our largest members, risks and expenses related to future acquisition opportunities and integration of acquisitions, potential litigation, our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users, data loss or corruption due to failures or errors in our systems and service disruptions at our data centers, breaches or failures of our security measures, the consequences of cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties, our ability to use, disclose, de-identify or license data and to integrate third-party technologies, our reliance on partners and other third parties, our use of “open source” software, changes in industry pricing benchmarks, any increase in the safety risk profiles of prescription drugs or the withdrawal of prescription drugs from the market, our ability to maintain and expand our existing base of drugs in our specialty pharmacy, our dependency on contract manufacturing facilities located in various parts of the world, our ability to attract, hire, integrate and retain key personnel, adequate protection of our intellectual property, any alleged infringement, misappropriation or violation of third-party proprietary rights, potential sales and use tax liability in certain jurisdictions, our future indebtedness and our ability to obtain additional financing, fluctuation of our cash flows, quarterly revenues and results of operations, changes in the political, economic or regulatory healthcare environment, our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims, interpretation and enforcement of current or future antitrust laws and regulations, potential healthcare reform and new regulatory requirements placed on our software, services and content, compliance with federal and state privacy, security and breach notification laws, product safety concerns and regulation, our holding company structure, different interests among our member owners or between us and our member owners, our ability to effectively deploy the net proceeds from future issuances of our Class A common stock or debt securities, the ability of our member owners to exercise significant control over us, including through the election of all of our directors, our status as a “controlled company” within the meaning of the NASDAQ rules, the terms of agreements between us and our member owners, payments made under the tax receivable agreements to Premier LP’s limited partners, our ability to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners, changes to Premier LP’s allocation methods that may increase a tax-exempt limited partner’s risk that some allocated income is unrelated business taxable income, the dilutive effect of Premier LP’s issuance of additional units or future issuances of our common stock and/or preferred stock, provisions in our certificate of incorporation and bylaws and Premier LP’s limited partnership agreement and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of our company, any determination that we are an investment company, the requirements of being a newly public company, our inexperience and limited operating history as a publicly-traded company, failure to establish and maintain an effective system of internal controls, the impact of reduced disclosure requirements applicable to emerging growth companies, our smaller public float, any downgrade in securities or industry analysts’ recommendations about our business or Class A common stock, the volatility of our Class A common stock price, the number of shares of Class A common stock that will be eligible for sale or exchange in the near future and the dilutive effect of such issuances, our intention not to pay cash dividends on our Class A common stock, possible future issuances of debt securities and the risk factors discussed under the heading “Risk Factors” in this prospectus, any applicable prospectus supplement or any document incorporated herein or therein.

More information on potential factors that could affect our financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our periodic and current filings with the SEC and which are available on our website at http://investors.Premierinc.com/. You should not place undue reliance on any of our forward-looking statements which speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

USE OF PROCEEDS

We are filing the registration statement, of which this prospectus forms a part, pursuant to our contractual obligation to the holders of our Class B common units named in the section entitled “Selling Stockholders.” We are not selling any shares of our Class A common stock under this prospectus, and we will not receive any of the proceeds from the resale of shares of our Class A common stock from time to time by such selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of our Class A common stock covered by this prospectus. These may include, without limitation, all registration and filing fees, Financial Industry Regulatory Authority, or FINRA, fees, NASDAQ listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 50,000,000 shares of preferred stock, par value $0.01 per share, 500,000,000 shares of Class A common stock, par value $0.01 per share, and 600,000,000 shares of Class B common stock, par value $0.000001 per share. To date we have issued, and unless our board of directors determines otherwise, we expect to continue to issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends, when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends or other distributions.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata, based on the number of shares of Class A common stock held, our remaining assets available for distribution.

The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Class B Common Stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our certificate of incorporation or bylaws must be approved by 66 2/3% of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. The holders of our Class B common stock have entered into a Voting Trust Agreement, or the Class B VTA, by which a trustee acts on behalf of such holders for purposes of voting their shares. See “Certain Contractual Arrangements with Selling Stockholders—Voting Trust Agreement.”

Other than dividends payable in shares of our common stock, holders of shares of our Class B common stock are not entitled to receive dividends or to receive a distribution upon our dissolution or liquidation.

The holders of our Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock.

Our Class B common stock is not listed on any exchange and, except in connection with any permitted sale or transfer of Class B common units of Premier LP, cannot be sold or transferred. See “Certain Contractual Agreements with Selling Stockholders—Amended and Restated Limited Partnership Agreement of Premier LP.”

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any such series thereof, including the liquidation preferences, dividend rights and voting rights. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ, which will apply so long as the shares of Class A common stock remain listed on the NASDAQ, require stockholder approval of certain issuances of Class A common stock (including any securities convertible into Class A common stock) equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated or associated with the corporation and beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such entity or person is an interested stockholder. Section 203 defines “business combination” to include: (i) any merger or consolidation involving the corporation or a majority-owned subsidiary of the corporation and the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation or a majority-owned subsidiary of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

A Delaware corporation may opt out of Section 203 either by an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out, and do not currently intend to opt out, of this provision. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance of such acquisition with our board of directors because the stockholder approval requirement referenced above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions could prohibit or delay mergers or other takeover or change of control attempts and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Anti-takeover Effects of Our Organizational Documents

Certain provisions of our certificate of incorporation and our bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares of Class A common stock. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions help protect us against an unsolicited proposal for a takeover of us that might affect the long-term value of our Class A common stock or that may not be otherwise in the best interests of our stockholders. For example, our certificate of incorporation and our bylaws:

•	divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control,

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive,

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates,

•	do not permit stockholders to take action by written consent other than during the period following our initial public offering in which we qualify as a “controlled company” within the meaning of NASDAQ rules,

•	provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chair of our board or the chief executive officer,

•	require advance notice be given by stockholders for any stockholder proposals or director nominations,

•	require a super-majority vote of the stockholders to amend our certificate of incorporation, and

•	allow our board of directors to make, alter or repeal our bylaws but only allow stockholders to amend our bylaws upon the approval of 66 2⁄3% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is Wells Fargo Bank, National Association.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market, under the symbol “PINC.”

CERTAIN CONTRACTUAL ARRANGEMENTS WITH SELLING STOCKHOLDERS

In connection with our initial public offering and related reorganization, we entered into several agreements to define and regulate the governance and control relationships among us, Premier LP and the member owners. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are filed as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.

Amended and Restated Limited Partnership Agreement of Premier LP

General Partner and Daily Operations. Under the Amended and Restated Limited Partnership Agreement of Premier LP, entered into as of September 25, 2013 and effective as of October 1, 2013, as amended on January 27, 2014, or the LP Agreement, Premier GP, of which we are the sole member, is the general partner of Premier LP. As the general partner of Premier LP, Premier GP is generally able to control the day-to-day business affairs and decision-making of Premier LP without the approval of any other partner, subject to certain limited partner approval rights described below. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Premier LP.

Member Owner Approval Rights. Notwithstanding the grant of authority to Premier GP described above, the prior written consent of a majority in interest of each class of ownership interests held by the limited partners of Premier LP is required to approve any merger of Premier LP. In addition, so long as the member owners in the aggregate continue to own 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering on October 1, 2013, the approval of a majority in interest of the member owners is required to approve the following actions of Premier LP:

•	amending any provision of the LP Agreement, other than to reflect changes in ownership permitted under other provisions, and

•	dissolving, liquidating or winding up of the partnership.

Compensation. Premier GP does not receive compensation for its services as general partner.

Classes of Units. Premier LP has two classes of units. The Class A common units are held by Premier GP. Any Class B common units we acquire will automatically convert to Class A common units when contributed to Premier GP. The Class B common units are held by the member owners and any new limited partners admitted to Premier LP. The Class A common units and the Class B common units, as a class, have equal rights to allocation of net income and net losses and to cash distributions, in proportion to units held. Net income and net losses, as well as cash distributions, are allocated to individual Class B common unit holders as described below. It is intended that the number of issued and outstanding Class A common units and the Class B common units will at all times exactly match the number of issued and outstanding shares of Class A common stock and Class B common stock, respectively. Premier GP may issue additional Class A common units and Class B common units or establish and issue other classes of units, other ownership interests in Premier LP or other Premier LP securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be senior to or otherwise different from any then-existing or future securities, as Premier GP may determine from time to time in its sole discretion, without the vote or consent of any limited partner or any other person.

Repurchases of Class B Common Units. In the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the Exchange Agreement (discussed below) (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner’s Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. The Class B common unit redemption amount will be paid, at the sole discretion of Premier GP, by delivering (i) a five-year, unsecured, non-interest bearing term promissory note in favor of such limited partner, (ii) a cashier’s check or wire transfer of immediately available funds in an amount equal to the present value of the Class B common unit redemption amount otherwise payable upon the maturity of the promissory note described in clause (i) above, or (iii) payment on such other terms mutually agreed upon by Premier GP and such limited partner. In addition, if one of the terminating events described above occurs, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event. See “— Exchange Agreement” below.

Distributions and Allocations of Net Profit and Net Loss. Premier LP taxable income consists primarily of Premier LP’s group purchasing income and any dividends that Premier LP receives from its corporate subsidiaries. This taxable income is allocated on a quarterly basis among Premier GP and the holders of Class B common units in the aggregate in proportion to the number of units held. Subject to any applicable restrictions under applicable law or under the terms of its financing agreements, Premier LP will make quarterly cash distributions in the aggregate equal to Premier LP’s total taxable income for such fiscal quarter multiplied by our effective corporate income tax rate. Premier GP has discretion to cause Premier LP to make additional cash distributions. The portion of Premier LP’s taxable income for the fiscal quarter that is allocated to the holders of Class B common units in the aggregate is allocated among such holders in two tranches, Tranche A and Tranche B.

Tranche A consists of the cash distributions made to holders of Class B common units in the aggregate (other than any discretionary cash distributions designated by Premier GP as Tranche B funds) and is tentatively divided among such holders in proportion to the relative participation during the quarter of each such holder (and such holder’s member facilities, as applicable) with all Premier business units for which separate revenue is calculated by Premier LP in the ordinary course, computed as if no Class B common units had been exchanged by any such holder under the Exchange Agreement since our initial public offering. We refer to such allocation as the “Tentative Tranche A Allocation.” In order to align Tranche A income allocations attributable to Premier LP’s GPO business unit with the activity that generates such income, Tranche A income derived from relative participation with Premier LP’s GPO business unit is allocated separately from Tranche A income derived from relative participation with Premier LP’s other business units. Relative participation is measured by attribution of gross revenues of each business unit, weighted by relative revenue factors for each business unit that are determined prospectively by Premier GP and communicated to the holders of Class B common units on or before the beginning of each fiscal year. The Tentative Tranche A Allocation to each holder of Class B common units is then increased or decreased, as applicable, by an amount equal to Tranche A divided by the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering multiplied by such holder’s cumulative net acquisitions from other holders or dispositions of Class B common units since the completion of our initial public offering. This adjusted allocation, or the “Adjusted Tranche A Allocation,” is paid to each holder of Class B common units in cash within 60 days after the end of each quarter.

Tranche B consists of all of the remaining net profit or net loss allocated to the holders of Class B common units in the aggregate for the fiscal quarter and is allocated among such holders in proportion to units held (subject to any offset as described in the paragraph immediately below). It is not anticipated that any of the Tranche B allocation will be distributed, unless Premier GP designates a portion of any discretionary distributions as Tranche B funds in which event each holder of Class B common units will be paid its proportionate share of such discretionary distribution in cash, based on units held. Any Tranche B net profit or net loss not distributed is instead retained by Premier LP for working capital purposes and to fund future expansion.

In the event that any holder of Class B common units has a reduction in its Tentative Tranche A Allocation for any quarter that exceeds the amount of such Tentative Tranche A Allocation, such excess being referred to as an “Excess Downward Adjustment,” then (i) such holder’s Adjusted Tranche A Allocation for such quarter will be equal to zero, (ii) Premier LP will provide additional cash as necessary to pay all Adjusted Tranche A Allocations for such quarter in full, (iii) such holder’s Tranche B allocation will be reduced by the amount of the Excess Downward Adjustment, and (iv) such holder will be required to make a capital contribution to Premier LP of an amount equal to such Excess Downward Adjustment (and Premier GP can offset such required capital contribution against revenue share otherwise due to such holder under the GPO participation agreement, until paid in full).

Transfer Restrictions. Premier GP may transfer its Class A common units without the consent of the limited partners. The LP Agreement generally prohibits transfers of Class B common units by the limited partners, except with consent of Premier GP or pursuant to the Exchange Agreement. Under no circumstances may any Class B common units be transferred to a business that competes with Premier LP anywhere in the United States.

Additional Partners. Except for a transferee that receives units from Premier GP or pursuant to the Exchange Agreement, a new limited partner may be admitted only upon the approval of Premier GP in its sole discretion. Admission of a new limited partner is conditioned upon the execution of a joinder to the LP Agreement. Each new limited partner will be required to enter into the Exchange Agreement, the Class B VTA (described below) and certain other agreements as provided in the LP Agreement, in each case on the same terms and conditions as the member owners (except that any Class B common units acquired by such newly admitted Premier LP limited partners will not be subject to the seven-year vesting schedule set forth in the LP Agreement and the Exchange Agreement, whereby each limited partner may exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such limited partner pursuant to the right of first refusal under the Exchange Agreement) each year, commencing on October 31, 2014 (which right shall be cumulative)). Any newly admitted Premier LP limited partner will also enter into a GPO participation agreement with Premier LP and make a capital contribution to Premier LP in an amount equal to 1% of the new limited partner’s projected annual purchasing volume under its GPO participation agreement, which projection shall be determined by Premier GP in its sole discretion.

Dissolution. The LP Agreement provides that Premier GP may decide to dissolve Premier LP, subject to approval by the partners holding two-thirds of the units, provided, if the member owners in the aggregate continue to own at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, the consent of member owners holding a majority of the units held by such member owners shall also be required. In addition to a voluntary dissolution, Premier LP will be dissolved upon the entry of a decree of judicial dissolution in accordance with California law or upon the disposition of all its assets.

Confidentiality. Each partner agrees to maintain as confidential all non-public information pursuant to the LP Agreement or otherwise regarding Premier LP and its business, except with the consent of Premier GP or as required by law or judicial process. Limited disclosure may be made to agents, representatives or employees on a confidential basis or as necessary to enforce rights under the LP Agreement.

Amendment. All amendments to the LP Agreement must be approved by Premier GP. Such amendments must also be approved by a majority in interest of the units held by the limited partners if the amendment would reduce the limited partners’ interests or allocation of economic benefits or would increase the limited partners’ obligations to make capital contributions or with respect to other liabilities, unless all partners are treated ratably and the amendment is made to reflect the issuance of additional units or acceptance of a new limited partner. For so long as the member owners hold at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, all amendments must also be approved by a majority in interest of the member owners unless the amendment treats all partners ratably and is made to reflect the issuance of Class B common units or acceptance of a new limited partner.

Set-off. The LP Agreement provides Premier GP with a right to set-off amounts owed by a limited partner to Premier LP or its related entities against amounts otherwise payable by Premier LP to such limited partner. Any remaining balance due remains the obligation of such limited partner and must be paid to Premier LP or the related entity when any of the limited partner’s Class B common units are redeemed, exchanged or sold.

Indemnification. The LP Agreement provides for indemnification by Premier LP to each partner and its officers, directors, partners, members, shareholders and employees, as well as the employees and officers of Premier LP, for losses incurred by reason of any act performed or omitted to be performed by such person on behalf of Premier LP or by reason of the fact that such person is or was serving at the request of Premier LP as an officer, director, partner, trustee, employee, representative or agent of another entity. In addition, the LP Agreement provides that in the event that we enter into an indemnification agreement with any of our directors, officers, employees or agents or persons who serve, at our request, as the directors, officers, employees or agents of any Affiliate (as defined in the indemnification agreement), then Premier LP agrees to reimburse us for all expenses we incur under such agreements.

Governing Law. Premier LP is a California limited partnership and the LP Agreement is governed by California Law, including the California Revised Uniform Limited Partnership Act, or the CRULPA. This summary of the LP Agreement is also subject to, and qualified in its entirety by reference to the CRULPA.

Voting Trust Agreement

Pursuant to the Class B VTA, entered into as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.), the holders of our Class B common stock and Wells Fargo Delaware Trust Company, N.A., as Trustee, all of our outstanding shares of Class B common stock are held in a voting trust. Under the Class B VTA, the Trustee acts on behalf of the holders of Class B common stock for purposes of voting their shares. As a result of the Class B VTA, the holders of Class B common stock retain beneficial ownership of their Class B common stock, while the Trustee is the legal owner of such equity. Pursuant to the Class B VTA, the Trustee is required to vote all of the shares of Class B common stock as a block in the manner determined by the plurality of the votes received by the Trustee from the holders of Class B common stock for the election of directors to serve on our board of directors, and by a majority of the votes received by the Trustee from the holders of the Class B common stock for all other matters.

Exchange Agreement

Under the Exchange Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.) and its limited partners, commencing on October 31, 2014, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to the right of first refusal discussed below, for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of the audit and compliance committee of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the Exchange Agreement, the member owner will also surrender one corresponding share of Class B common stock, which will automatically be retired. Cash payments will be based on the fair market value of our Class A common stock, which will be determined (so long as our Class A common stock is traded on a national securities exchange) by the average of the closing price of our Class A common stock during the 20 trading days ending three days prior to the deadline for member owners to notify us of their intent to exchange Class B common units. In making this determination, the audit and compliance committee may take into account such factors as it may deem relevant, which may include our cash resources, the number of Class B common units being exchanged and the desirability of using any of such cash to acquire additional units in Premier LP in lieu of issuing additional shares of Class A common stock.

The time periods for the various notices and actions under the Exchange Agreement vary depending on whether or not we are conducting a company-directed underwritten public offering. During quarters in which we conduct a company-directed underwritten public offering, time-periods for notices and actions are advanced so that we are in a position to consummate the company-directed underwritten public offering on or about the time of the quarterly exchange.

Prior to an exchange for shares of our Class A common stock (or cash or a combination of both), the other member owners who have not requested such an exchange and Premier LP will have rights of first refusal to purchase the Class B common units that a member owner elects to exchange. Upon receipt of notice that a member owner has elected to exchange Class B common units, the other member owners have the right to purchase a pro rata share of the Class B common units offered for exchange at a price equal to the sum of the fair market value of such units plus the present value, based on certain assumptions set forth in the tax receivable agreement, of the estimated payments under the tax receivable agreement, had such selling member owner sold the relevant Class B common units to us instead. In the event that not all of the other member owners elect to purchase their full pro rata share of the Class B common units, then the member owners who have elected to purchase their pro rata share will have the right to purchase the remaining unsubscribed Class B common units. In the event the member owners do not elect to purchase all of the Class B common units subject to exchange, Premier LP will then have the right to purchase all or a portion of the remaining Class B common units. The member owners and Premier LP will have the opportunity to purchase Class B common units at the same price under the right of first refusal provisions of the Exchange Agreement. Class B common units that are not purchased by other member owners or Premier LP under the right of first refusal provisions of the Exchange Agreement will be exchanged for our Class A common stock, cash or a combination of both (as described above) at the designated quarterly exchange date subject to an exchanging member owner’s right to retract its exchange notice prior to such exchange.

As the member owners exchange their Class B common units, unless other member owners purchase the Class B common units pursuant to their right of first refusal, our ownership interest in Premier LP will be correspondingly increased. Future limited partners admitted to Premier LP receive the benefit of the Exchange Agreement and will not be subject to the seven-year vesting schedule beginning at the time of their admission.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, entered into as of September 25, 2013 and effective October 1, 2013 among us and the limited partners of Premier LP, we must use all reasonable efforts to cause a resale shelf registration statement to become effective for resales of Class A common stock that may be issued to the member owners in exchange for their Class B common units pursuant to the Exchange Agreement. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, following each of the October 31, 2014, 2015 and 2016 quarterly exchange dates under the Exchange Agreement, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell the Class A common stock they may receive in exchange for their Class B common units pursuant to the Exchange Agreement. Thereafter, we may elect, but are not required, to conduct a company-directed underwritten public offering in any subsequent year. During the company-directed underwritten public offering periods, the member owners will be restricted from selling any shares of Class A common stock outside of the company-directed underwritten public offering. In connection with an underwritten public offering, we will be subject to similar restrictions on the sale of shares of Class A common stock for a period of 60 days beginning with the effectiveness of the registration statement relating to such underwritten public offering.

We will not be required to undertake a company-directed underwritten public offering in any particular year unless the number of shares of Class A common stock requested by the member owners to participate in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the aggregate number of Premier LP units outstanding. If the offering participation minimum is not been met, we may either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering.

The Registration Rights Agreement also grants the member owners certain customary “piggyback” registration rights with respect to other registrations of Class A common stock. Other than the rights described above, the member owners are not entitled to any demand registration rights.

Under the Registration Rights Agreement, we will have a right to delay a registered offering if we have pending or in process a material transaction or a material development which we have a bona fide business purpose in keeping confidential and the filing of a registration statement or continued sales under a shelf registration statement would require disclosure (or premature disclosure) of such material transaction or material development. In the case of a company-directed underwritten public offering, we can postpone the company-directed underwritten public offering until the next quarterly exchange date under the Exchange Agreement and, in the case of a shelf registration statement, sales under such shelf registration statement shall be suspended for up to 90 days. We may only exercise the right to suspend sales under a shelf registration statement for 90 days once in any period of 365 consecutive days. In addition, under the Registration Rights Agreement, member owners proposing to sell 50% or more of the total number of shares of Class A Common Stock proposed to be sold in the company-directed underwritten offering may elect to delay such company-directed offering due to unfavorable market conditions.

We will pay all registration expenses other than brokerage commissions or transfer taxes or, if applicable, underwriting commissions and discounts. The registration rights agreement includes customary indemnification provisions, including indemnification of the member owners and their directors, officers and employees by us for any and all losses, claims, damages or liabilities, actions or proceedings in respect thereof and expenses to which the member owners may become subject under the Securities Act, state law or otherwise.

New limited partners will become a party to, and receive the benefit of, the Registration Rights Agreement.

Tax Receivable Agreement

Pursuant to the terms of a Tax Receivable Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013 by and among us and the limited partners of Premier LP, we have agreed to pay to each member owner for as long as such member owner remains a limited partner of Premier LP, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such Tax Receivable Agreement) as a result of the increases in tax basis resulting from the initial sale of Class B common units by the member owners in connection with the our October 2013 reorganization, as well as subsequent exchanges by such member owners pursuant to the Exchange Agreement, and of certain other tax benefits related to us entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

SELLING STOCKHOLDERS

The selling stockholders named below may offer from time to time in the future up to an aggregate of 111,866,539 shares of our Class A common stock. As of the date of this prospectus, the selling stockholders collectively hold 107,181,272 Class B common units of Premier LP. Pursuant to the terms of the LP Agreement and the Exchange Agreement, each Class B common unit of Premier LP held by the selling stockholders is exchangeable for one share of our Class A common stock, cash or a combination of both, subject to certain exchange timing and volume limitations. See “Certain Contractual Arrangements with Selling Stockholders” for additional information.

The following table sets forth the selling stockholders’ beneficial ownership of our Class A common stock as of the date of this prospectus. Each selling stockholder has the cumulative right to exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such selling stockholder pursuant to the right of first refusal under the Exchange Agreement) each year, commencing on October 31, 2014. The number and percentage of shares beneficially owned after this offering for each selling stockholder assumes the exchange by the selling stockholders of all Class B common units owned by them for the equivalent number of our shares of Class A common stock and sale of all such shares offered by the selling stockholders and that each selling stockholder does not acquire any additional shares or units. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling stockholders are not required to exchange their Class B common units for shares of our Class A common stock, nor are we required to issue shares of Class A common stock to any selling stockholder who elects to exchange Class B common units. Instead, we may satisfy the Class B common unit exchanges by paying cash or through a combination of cash and Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Class B common units or shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby assumes the selling stockholders exchange all of their Class B common units held on the date on which they provided the information set forth in the table below and we elect to satisfy all exchange requests by issuing only shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of Class B common units upon an exchange, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling stockholders will ultimately offer pursuant to this prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock.”

Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our Class A common stock offered by this prospectus:

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Adventist Health System Sunbelt Healthcare Corporation	0	3,866,582	0	*
Albert Einstein Healthcare Network	74,749	523,241	0	*
Aurora Health Care, Inc. (2)	219,304	1,535,129	0	*
Baptist Health South Florida, Inc.	0	962,792	0	*
Baptist Healthcare System, Inc.	0	1,199,448	0	*
BayCare Health System, Inc.	91,919	643,432	0	*
Baystate Health, Inc.	0	763,198	0	*
Billings Clinic	0	240,260	0	*
Camden-Clark Memorial Hospital Corporation	20,769	145,386	0	*
Carilion Clinic	78,019	546,134	0	*
CDH-Delnor Health System	68,426	478,985	0	*
Chesapeake Regional Medical Center	0	203,172	0	*
Commonwealth Health Corporation, Inc.	0	246,736	0	*
Community United Methodist Hospital, Inc.	0	82,362	0	*
Cumberland Medical Center, Inc.	8,249	57,745	0	*
Dignity Health (3)	0	3,702,592	0	*
Doctors Community Hospital	20,769	145,385	0	*
Edward-Elmhurst Healthcare	0	316,512	0	*
Eisenhower Medical Center	32,424	226,965	0	*
El Camino Hospital (3)	0	228,415	0	*
Ephraim McDowell Health	0	109,723	0	*
Firelands Regional Medical Center	0	114,395	0	*
FirstHealth of the Carolinas, Inc.	38,910	272,370	0	*
Fresno Community Hospital and Medical Center	0	485,087	0	*
Geisinger System Services (2)	0	956,233	0	*
General Health System	0	246,894	0	*
GNYHA Purchasing Alliance, LLC	1,264,600	13,448,603	0	*
Group Health Cooperative	60,287	422,006	0	*
H. Lee Moffitt Cancer Center & Research Institute, Inc.	0	360,895	0	*
Halifax Regional Medical Center, Inc.	9,173	64,208	0	*
Harris County Hospital District Foundation	0	498,656	0	*
Health Enterprises Cooperative	0	1,033,259	0	*
Healthcomp Inc.	170,000	1,975,705	0	*
Heartland Regional Medical Center d/b/a Heartland Health	55,846	390,920	0	*
Henderson County Hospital Corporation d/b/a Margaret R. Pardee Memorial Hospital	16,116	112,812	0	*

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Henry Ford Health System	167,317	1,171,218	0	*
Herbert J. Thomas Memorial Hospital Association	26,064	182,448	0	*
Hospital Shared Services Association	82,037	574,262	0	*
Indian River Memorial Hospital, Inc.	13,925	97,472	0	*
Iredell Memorial Hospital, Inc.	0	124,217	0	*
Jefferson Hospital Association, Inc.	0	165,252	0	*
Johnston Memorial Hospital, Inc.	18,371	128,598	0	*
Laughlin Memorial Hospital, Inc.	7,596	53,169	0	*
Lenoir Health Services, Inc.	11,718	82,027	0	*
Loma Linda University Medical Center	82,249	575,746	0	*
Marshfield Clinic, Inc.	3,936	223,599	0	*
Memorial Health University Medical Center, Inc.	39,202	274,413	0	*
Mercy Health Services, Inc.	33,438	234,065	0	*
Meritus Medical Center, Inc.	0	254,863	0	*
Methodist Medical Center of Illinois	0	378,558	0	*
Mission Health System, Inc.	88,246	617,725	0	*
Mississippi Baptist Health Systems, Inc.	36,999	419,103	0	*
Mountain States Health Alliance (2)	76,890	538,228	0	*
Murray-Calloway County Public Hospital Corporation	0	92,496	0	*
Northwest Hospital, Inc.	16,081	112,570	0	*
Pallottine Health Services, Inc.	37,574	263,016	0	*
Park Nicollet Health Services	0	492,948	0	*
Peninsula Regional Medical Center	48,207	337,447	0	*
Prairie Health Ventures LLC	93,497	654,476	0	*
Randolph Hospital, Inc.	0	90,893	0	*
Saint Elizabeth Medical Center, Inc.	52,346	366,421	0	*
Saint Francis Hospital and Medical Center	0	465,787	0	*
Saint Mary’s Hospital, Inc.	0	101,073	0	*
Seagate Alliance LLC	85,567	1,197,950	0	*
Sinai Hospital of Baltimore, Inc.	65,578	459,049	0	*
Smyth County Community Hospital	8,015	56,104	0	*
Southcoast Health System	17,840	124,877	0	*
Southwest General Health Center	11,509	157,996	0	*
St. Anthony’s Medical Center	35,519	248,634	0	*
St. Francis Hospital, Inc.	26,062	182,436	0	*
St. Joseph’s/Candler Health System, Inc.	0	277,467	0	*
St. Luke’s Hospital of Bethlehem, Pennsylvania	0	617,358	0	*
T. J. Samson Community Hospital	18,463	129,238	0	*
TJUH System	67,522	802,529	0	*
Tanner Medical Center, Inc.	26,184	183,287	0	*
The Carle Foundation	54,628	382,396	0	*

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
The Charlotte-Mecklenburg Hospital Authority d/b/a Carolinas HealthCare System	254,063	1,778,443	0	*
The Johns Hopkins Health System Corporation	0	1,444,245	0	*
The University of Texas Medical Branch	0	221,743	0	*
The University of Texas Southwestern Medical Center	0	334,752	0	*
Tufts Medical Center, Inc.	28,909	202,362	0	*
UHS of Delaware, Inc.	372,113	2,604,793	0	*
Union Hospital of Cecil County, Inc.	0	101,396	0	*
University Health System, Inc.	35,760	250,317	0	*
Vantage Health Group	0	86,658	0	*
Vantage Purchasing Partners, LLC	0	458,814	0	*
Watauga Medical Center, Inc.	13,936	97,553	0	*
Weirton Medical Center, Inc.	11,999	83,992	0	*
West Virginia United Health System, Inc. (2)	87,037	609,260	0	*
White River Health System, Inc. d/b/a White River Medical Center	0	202,516	0	*
Winter Haven Hospital, Inc.	18,878	132,145	0	*
Yankee Alliance, Inc.	31,530	220,712	0	*
Yankee Alliance, LLC	159,616	1,163,463	0	*
Yankee Alliance Supply Chain Solutions, LLC	89,286	2,752,849	0	*
Subtotal	4,685,267	63,243,661	0	*
Other Selling Stockholders (4)	0	48,622,878	0	*
Total	4,685,267	111,866,539	0	*

*	Represents less than 1.0%.
(1)	Beneficial ownership prior to this offering is reflected as 0 for selling stockholders electing not to exchange their one-seventh portion of Class B common units of Premier LP eligible for exchange on the October 31, 2014 quarterly exchange date under the Exchange Agreement.
(2)	An executive officer of the selling stockholder previously served as member of the Board of Directors of Premier or one of our predecessors or affiliates.
(3)	An executive officer of the selling stockholder currently serves as a member of our Board of Directors.
(4)	We have not identified the selling stockholders of these shares at this time. We anticipate that all of the Class A common shares held by these selling stockholders will be received in exchange for their Class B common units over the next seven years. We intend to file a prospectus supplement, post-effective amendment, or current report on Form 8-K, as may be permitted, to identify these selling stockholders before they may offer or sell their securities, as and when required.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale, from time to time, by the selling stockholders of some or all of those 111,866,539 shares of Class A common stock which may be issued in exchange for Class B common units. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “PINC.” We are registering the shares of our Class A common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our Class A common stock to the selling stockholders in exchange for their Class B common units or from the sale of any Class A common shares by the selling stockholders. All costs, expenses and fees in connection with the registration of the shares of Class A common stock offered hereby will be borne by us. Brokerage commissions, underwriting discounts or commissions, and similar selling expenses, if any, attributable to the sale of shares of Class A common stock offered hereby will be borne by the selling stockholders.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent.

The Class A common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the Class A common shares or interests therein by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which our Class A common stock may be listed at the time of sale, including the NASDAQ;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through underwriters, broker-dealers, agents, in privately negotiated transactions, or any combination of these methods;

•	through short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	by any other method permitted pursuant to applicable law.

These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade). Other than Rule 10b5-1 plans that may be adopted from time to time by one or more selling stockholders, the selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Class A common stock by the selling stockholders. To our knowledge, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Selling stockholders also may resell all or a portion of the shares of Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, provided the requirements of such rule are met, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling stockholders and any brokers-dealers, agents or underwriters that participate with the selling stockholders in the distribution of our Class A common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer may not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of our Class A common stock through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of Class A common stock involved, (iii) the price at which such shares of Class A common stock were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

The selling stockholders and any other person participating in the sale of the shares of our Class A common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our Class A common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our Class A common stock to engage in market-making activities with respect to the particular shares of our Class A common stock being distributed. This may affect the marketability of the shares of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

The selling stockholders and any broker-dealers or agents that are involved in selling shares of our Class A common stock in this offering may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In the Registration Rights Agreement, we have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the shares of our Class A common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our Class A common stock. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of shares of our Class A common stock against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our SEC filing number is 001-36092. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of our SEC filings by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call l-800-SEC-0330 for further information on the operations at the public reference room.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, DC upon payment of any fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents or portions thereof listed below have been filed by us under the Exchange Act with the SEC and are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended June 30, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2014 from our Definitive Proxy Statement on Schedule 14A;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

•	our Current Reports on Form 8-K filed with the SEC on August 5 (solely with respect to Item 1.01 and Exhibit 2.1 of Item 9.01 thereof), August 28 (solely with respect to Item 8.01 thereof) and November 3, 2014; and

•	the description of our Class A common stock in our registration statement on Form 8-A filed with the SEC on September 25, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

Copies of all documents which are incorporated by reference in this prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus is delivered, upon written or oral request. Requests should be directed to our Corporate Secretary,

13034 Ballantyne Corporate Place, Charlotte, NC 28277, telephone number: (704) 357-0022. You also may obtain copies of these filings, at no cost, by accessing our website at www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by McDermott Will & Emery LLP.

EXPERTS

The consolidated financial statements of Premier, Inc., appearing in Premier, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2014, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements and schedule are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements and schedules (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

4,033,198 Shares

Premier, Inc.

Class A Common Stock

Prospectus Supplement

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

November 10, 2015